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                                                                  EXHIBIT 10.39


                  CONCUR COMMERCE NETWORK(TM) PARTNER AGREEMENT
                        (PARTNER-HOSTED CONTENT VERSION)

      This Concur Commerce Network Partner Agreement (the "Agreement") is entered into this 29 day of December, 1999 (the "Effective Date") by and between CONCUR TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 6222 185th Avenue Northeast, Redmond, WA 98052 ("Concur") and RoweCom, a Delaware corporation with its principal place of business at 15 Southwest Park, Westwood, MA 02090 ("Partner").

      Through the Concur Commerce Network, Concur provides an online marketplace with access to a variety of workplace-related products, programs and services. These products, programs and services are made available to the employees of each of Concur's corporate customers through the Concur eWorkplace business portal, which is accessible via either a corporate intranet or over the Internet. In addition to providing connectivity to the Concur Commerce Network, Concur eWorkplace includes a suite of software applications (the "Concur Software"), which presently may include one or more of the following: Concur Procurement, Concur Expense, and Concur Human Resource.

      Partner markets and sells workplace-related goods and/or services to corporate customers.

      Concur and Partner desire to enter into an agreement for the integration at the Partner Catalog (as defined herein) with the Concur Commerce Network, enabling customers of Concur Software to review and purchase goods and/or services via the Concur Commerce Network using the Partner Catalog and/or the Partner Store (each as defined herein).

      NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, Concur and Partner agree as follows:

      Definitions

      "Application" means either the Concur Software or the Partner Catalog.

      "Buyer" means any Concur enterprise customer, or any employee or agent thereof, that orders any of Partner's goods or services offered on the Partner Store, using the Concur Commerce Network.

      "Confidential Information" means any information concerning either party's Intellectual Property Rights or other proprietary information concerning the business, technology or products of the other party, or any other information of either party which is reasonably understood to be confidential by the other party to whom it has been disclosed.

      "Intellectual Property Rights" means patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright rights (including but not limited to rights in audiovisual works and moral rights), trade secret rights, trademark rights, rights of privacy and publicity, and any other intellectual property rights recognized by the law of any applicable jurisdiction.

      "Launch Date" means the date on which one or more Buyers, using links to the Partner Store from the Concur Software are able to purchase products available on the Partner Catalog.

      "Partner Catalog" means the electronic catalog from which a Buyer can order goods and/or services via the Concur Commerce Network, whether hosted on the Concur Commerce
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Network or as part of the Partner Store, the content and pricing for which shall be solely determined by Partner.

      "Partner Store" means a web site developed and maintained solely by Partner within a secure environment containing the Partner Catalog and such other content as shall be jointly determined by Concur and Partner.

      "Revenue" means the aggregate amount received by Partner from an order on the Partner Store, less: (i) credits, refunds and allowances separately and actually credited to Buyers for defective, damaged, outdated, and returned or cancelled goods or services; (ii) offered and taken trade and cash discounts, rebates, commissions and distribution fees in amounts customary to the trade and as required to do business in the country in which they are made; (iii) special outbound packing, transportation, insurance, and handling charges, separately billed to the Buyer or prepaid; and (iv) sales, excise, use, turnover, inventory, value-added and similar taxes and duties, not including net income tax.

1. Technical Integration.

      1.1 No later than sixty (60) days after the Effective Date, Concur and Partner agree to jointly complete a development plan to integrate the Partner Store and the Partner Catalog, as appropriate, with the Concur Commerce Network, and specifying, among other things, the Launch Date. Concur shall also provide to Partner all documentation necessary for Partner to become compliant with the Concur Commerce Network. Partner has read and understood the "Supplier OnRamp" documentation included in this Agreement as Exhibit A and agrees that the Integration between Partner and Concur to be performed by the parties pursuant to this Agreement shall be within the framework of and consistent with Exhibit
A. Concur reserves the right to modify Exhibit A at any time, at its sole discretion. Concur shall notify Partner within sixty (60) days of making any material change to Exhibit A.

      1.2 Partner acknowledges and agrees that the parties will use only those protocols identified in Exhibit A as the required communication protocols between the Partner Store and the Concur Commerce Network.

      1.3 Each of Partner and Concur agree to provide the other with at least thirty (30) days notice of any change in its Application which it believes would materially affect the Integration. The parties shall cooperate to implement any necessary changes to the Integration in order to accommodate such changes in the Application.

2. Resource Commitments.

      2.1 Each party agrees, as promptly as practicable after the Effective Date, to make available to the other party a contact list with names and phone numbers of selected of its employees to be involved in the relationship contemplated by this Agreement, which shall include employees involved in sales and marketing functions and in technical functions. Each party shall ensure that its employees designated as contacts are reasonably qualified to perform the particular duties required of them under this Agreement (e.g., the personnel designated by each party as contacts for the technical integration duties required under this Agreement shall have a level of skill and qualification commensurate with the tasks required to be performed thereunder), and that the number of such individuals shall be sufficient for it to meet its obligations hereunder. The contact list, which in its initial form (subject to subsequent modification) is set forth on Exhibit D, shall include, at a minimum, a Partnership Relationship Manager who shall be the primary designated contact for all matters arising in connection with this Agreement. The respective Partnership Relationship Managers shall meet at least once per calendar quarter to review progress made and the overall status of the partnership.


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      2.2 Each party also agrees to designate one of its employees (who may or may not also be the Partnership Relationship Manager) as a primary contact for customers, media, industry analysts, and other third parties, concerning the relationship contemplated in this Agreement.

      2.3 The names of any individuals identified in the foregoing may be changed by the naming party from time to time, upon written notice of such change to the other party.

3. Business Terms and Consideration.

      3.1 In consideration for its participation in the Concur Commerce Network, Partner agrees to the fee schedule set forth in Exhibit C. Concur reserves the right, in its sole discretion and without liability to Partner, to (a) enter into similar relationships as that contemplated in this Agreement with other business partners on terms more or less favorable than those found herein or (b) offer certain additional marketing and promotional opportunities, including but not limited to, preferred supplier placement on the Concur Commerce Network, advertising, or other promotional opportunities to any such supplier or business partner.

      3.2 Partner agrees to provide access to the Partner Catalog via the Concur Commerce Network for Buyers. For purposes of this Section, "access" shall mean that Partner will take all reasonable steps to ensure that, subject to Partner's standard terms and conditions, Buyers shall be able to purchase goods and services through the Partner Store, including, without limitation, by implementing such protocols as are identified on Exhibit A hereto.

      3.3 Partner warrants that, as to both the demonstration environment and the production environment for the Partner Store, each Buyer or prospective Buyer will experience at least 97% up-time in the Partner Store (not including
(a) scheduled Application upgrades by Partner or (b) any downtime scheduled by Partner's data center hosting partner, if any). With respect to the foregoing, "demonstration environment" shall not be construed to mean a development environment, but rather a "mirror image" or replica of the production environment. Partner will be in breach of the foregoing warranty if the Partner Store fails to achieve 97% up-time (as measured over a period of a given month based on 24 x 7 availability) in three consecutive months. Any such breach shall be deemed to be an event of default warranting a termination for cause under
Section 6.2. Partner agrees to provide Concur in advance of each calendar quarter during the term of this Agreement a schedule of planned down-times for that quarter. In addition, Partner agrees to notify Concur promptly of any unexpected downtime experienced by Partner with the Partner Store.

4. Marketing and Sales Efforts..

      4.1 Each party will actively and positively promote the relationship contemplated by this Agreement, and the related products and services of the other party. Such activities will include, but not be limited to, promotion in connection with each party's marketing, public relations, and sales efforts (including, where applicable, joint sales calls). The parties shall jointly develop guidelines for such promotional activities prior to beginning such promotion. If one party wishes to engage in promotional activities relating to this relationship, or the products or services of the other party, which are not covered by the guidelines then in effect, it shall seek the prior approval of the other party. Without limiting the foregoing, the parties shall cooperate to develop data sheets and appropriate marketing materials to describe the Partner Store to be offered by Concur and Partner and, subject to the terms and conditions of Section 5, each party shall be entitled to refer to each other and this relationship on their web site, and in its marketing and sales tools.

      4.2 Partner agrees that it will, in cooperation with Concur, develop and circulate a press release announcing the relationship between Partner and Concur promptly after the


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Effective Date. The content of such press release shall be jointly developed by
Concur and Partner.

      4.3 (i) Concur will place a hypertext link to a web site designated by Partner on the Concur partner web page. The textual and graphic content of these links will be in the form specified below and will be provided to Concur by Partner as a computer readable file in a compatible Hypertext Markup Language
(HTML) file format (such file is the Partner Image). Subject to the terms of this Agreement, Partner hereby grants Concur a non-exclusive, non-transferable, royalty-free license to use the Partner Image as embodied in the HTML file delivered under this Section 4.3 for the purposes and subject to the conditions set forth below.

            (ii) Partner will place a hypertext link to the Concur Home Page on Partner's partner web page. The textual and graphic content of the link will be in the form specified below and will be provided to Partner by Concur as a computer readable file in a compatible HTML file format (such file is the Concur Image). Subject to the terms of this Agreement, Concur hereby grants Partner a non-exclusive, non-transferable, royalty-free license to use the Concur Image as embodied in the HTML file delivered under this Section 4.3 for the purposes and subject to the conditions set forth below.

      4.4 Concur and Partner agree to make their Partner Relationship Manager or another suitable executive available for participation in (a) occasional press/analyst calls; (b) at least two speaking engagements per year; (c) at least one Concur user conference per year; and (d) at least one (1) Concur supplier advisory meeting per year.

      4.5 At least twice per year, each party agrees to provide quotes for inclusion in the others press releases.

      4.6 Partner agrees to cooperate with Concur to jointly develop a co-branded presentation and demonstration (including a demonstration Web site) to introduce the Partner Store to Buyers.

      4.7 During each year of the Agreement, Concur agrees to participate in events sponsored by Partner that provide a forum for the marketing of the Partner Store or Concur Software (e.g. user groups, vendor fairs, trade shows, seminars). Partner and Concur will mutually agree upon the events in which Concur will participate. Each party will be responsible for its own out-of-pocket expenses incurred in connection with these events.

      4.8 Partner, at it's sole discretion, will allow Concur to include information describing Concur's products and services in relevant marketing, direct mail or other Partner campaigns that are aimed at its customers or prospects. Concur will be responsible for the cost of production of such information and the incremental costs associated with their delivery.

5. License.

      5.1 By Concur. Subject to the terms and conditions of this Agreement, Concur hereby grants to Partner (a) a royalty-free, non-exclusive, non-transferable license to use the Concur Software for the sole purpose of testing and modifying the Partner Catalog as required to integrate the Partner Catalog with the Concur Software in establishing the Partner Store and for demonstration purposes, in accordance with the terms and conditions contained in Concur's standard software license agreement attached hereto as Exhibit B; and
(b) a worldwide, royalty-free, non-exclusive, non-transferable license to reproduce and display the Concur trademarks, service marks, trade names, and logos (the "Concur Trademarks") solely as necessary and in connection with Partners performance of its obligations under this Agreement. All such uses shall be in accordance with Concur's trademark usage guidelines, unless otherwise instructed by Concur. Such license shall terminate upon the effective date of the expiration or termination of this Agreement.


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

      5.2 By Partner. Subject to the terms and conditions of this Agreement, Partner hereby grants to Concur (a) a royalty-free, non-exclusive, non-transferable license to use the Partner Catalog to offer Partner's goods and services to Buyers through the Concur Commerce Network. Concur may use the Partner Catalog and the information contained therein only in connection with the marketing and promoting of Partner's goods and services in accordance with this Agreement; and (b) a worldwide, royalty-free, non-exclusive, non-transferable license to reproduce and display the Partner trademarks, service marks, trade names, and logos (the "Partner Trademarks") solely as necessary and in connection with Concur's performance of its obligations under this Agreement. All such uses shall be in accordance with Partner's trademark usage guidelines, unless otherwise instructed by Partner. Such license shall terminate upon the effective date of the expiration or termination of this Agreement.

6. Term and Termination.

      6.1 Term. The Agreement will have an initial term of twelve (12) months from the Launch Date and shall automatically renew for successive periods of one year, unless otherwise terminated as provided in the Agreement, and will be subject to renegotiation by the parties thereafter. Either party may terminate the Agreement for any reason or no reason upon providing written notice to the other party not less than ninety (90) days prior to the date of termination of the then-current term.

      6.2 Termination for Cause or Insolvency. If a party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that thirty (30) day period. In addition, this Agreement shall terminate, without notice, (i) upon the institution by or against Partner or Concur of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts, which, if involuntary, are not dismissed within ninety (90) days, (ii) upon Partner's or Concur's making an assignment for the benefit of creditors, or (iii) upon either Partner's or Concur's dissolution.

      6.3 Survival of Certain Terms. The provisions of Sections 6.3, 7, 9 and 10, shall survive the expiration or termination of this Agreement for any reason. Section 8 will survive any termination or expiration of this Agreement for a period of five (5) years.

7. Warranties; Limitation on Liability; Responsibilities.

      7.1 Power and Authority. Each party represents and warrants that (a) it has the full right, power and authority to enter into this Agreement and to discharge its obligations hereunder, and (b) it has not entered into any agreement inconsistent with this Agreement or otherwise granted any third party any rights inconsistent with the rights granted to the other parties under this Agreement.

      7.2 Non-Infringement. Each party represents and warrants that (a) in the case of Partner, the Partner Trademarks and the Partner Catalog, and, in the case of Concur, the Concur Trademarks and the Concur Software, and any text, graphics and any other material contributed by it to the Partner Store from time to time (its "Contributed Materials") does not and will not infringe or violate the Intellectual Property Rights of any third party, and that the other party's exercise of its rights under this Agreement will not constitute an infringement or violation of the Intellectual Property Rights of any third party; and (b) the Contributed Materials do not and will not (i) contain any false, defamatory, offensive, pornographic, or obscene material, or (ii) violate any applicable law or regulation.

      7.3 Customer Service. Partner warrants that, in connection with any Buyer transactions conducted with Partner, using the Concur Commerce Network, it will provide such


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Buyers with a level of service (in areas which shall include, but not be limited to, order accuracy, timeliness and completeness of order processing and delivery, customer assistance, and exchange and refund policies) that is (a) as good or better than that offered by Partner to its customers outside the scope of this Agreement; and (b) consistent with generally accepted customer service standards for Partner's industry. The parties agree that any breach of the foregoing warranty shall constitute a material default under Section 6.2.

      7.4 No Other Warranties. EXCEPT FOR THE FOREGOING WARRANTIES AND ANY OTHER EXPRESS WARRANTIES IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

      7.5 Limitation of Liability. IN NO EVENT SHALL ONE PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY KIND UNDER ANY CAUSE OR ACTION (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. EXCEPT WITH RESPECT TO BREACH OF SECTION 8 AND THE INDEMNIFICATION OBLIGATIONS OF SECTION 9, THE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE GREATEST AMOUNT OF THE TOTAL PAYMENTS RECEIVED BY A PARTY DIRECTLY FROM THE OTHER PARTY UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE SUCH LIABILITY IS FINALLY DETERMINED.

      7.6 Partner's Responsibility for Its Goods and Services. Where, by the terms of the specific arrangement between Concur and Partner under this Agreement, Concur is not involved in the actual transaction between any Buyer and Partner, the following provision shall apply: The parties agree that Concur shall not have any responsibility whatsoever with regard to the actual fulfillment of any orders, including but not limited to the shipment of the items ordered. As a result, Concur has no control over the quality, safety or legality of the products listed, the truth or accuracy of the listings, the ability of Partner to sell items or the ability of a Buyer to buy items. Concur cannot and does not control whether or not Buyers will complete the purchase of items they have ordered. In the event of any claim brought by a Buyer or any other third party in relation to the listing by Partner of any item on the Partner Store, Partner hereby indemnifies Concur, its affiliates, customers, employees, successors and assigns (all referred to as "Concur") against any losses, damages, claims, fines, penalties and expenses (including reasonable attorneys' fees) arising from Partner's negligence or willful misconduct; provided that, as to any product liability claim, Partner shall indemnify Concur to no less an extent than Partner itself is indemnified by any third party.

      7.7 Transaction Responsibilities. Partner acknowledges and agrees that it will be solely responsible for all aspects of marketing, offering and selling its products and services featured on the Partner Store, including but not limited to, order taking, order fulfillment, shipping, product delivery, invoicing, or billing, product returns or replacement, customer service, and payment collection for all goods and services, payment of any assessments, taxes and related fees and charges. Partner hereby agrees to indemnify, defend and hold Concur harmless with respect to any losses, damages, claims, fines, penalties and expenses related to the foregoing. Partner further acknowledges and agrees that it shall keep track of and record every Buyer (for this purpose, not individuals) who accesses the Partner Store and the purchases of products and services made by such Buyers (through the use of such Buyer's URL).

8. Confidentiality.


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      8.1 Nondisclosure. Each party shall treat as confidential all Confidential
Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the disclosing party of any actual or suspected misuse or unauthorized disclosure of such disclosing party's Confidential Information. Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party to the disclosing party.

      8.2 Exceptions. Notwithstanding the above, no party shall have liability to the others with regard to any Confidential Information of the others which the receiving party can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;
(iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or (vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. In addition, Concur shall have the right to disclose the terms and conditions of this Agreement in documents filed with the Securities and Exchange Commission if Concur deems such disclosure to be advisable; provided, however, that Concur will make such documents available to Partner for review by Partner from time to time during the term of this Agreement.

      8.3 Remedies. Any breach of the restrictions contained in this Section 8 is a breach of this Agreement that may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

9. Indemnification. Each party shall be solely responsible for, and shall indemnify and hold the other party free and harmless from, any and all claims, damages or lawsuits (including attorneys' fees) arising out of the negligent or wrongful acts of such party, its employees or its agents under this Agreement, including, without limitation, claims by third parties against such party as a result of such party's (a) representation of the products or services of the other in a manner inconsistent with the other party's published descriptions and warranties, or (b) marketing of the Partner Store inconsistent with the terms of this Agreement; provided, that such party is provided with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

10. Miscellaneous.

      10.1 Successors and Assigns. No party will have the right to assign this Agreement without the prior written consent of the other parties; provided, that both parties shall have the right to assign its rights, obligations and privileges hereunder to a successor in business or an acquirer of all or substantially all of its business or assets to which this Agreement pertains without obtaining the consent of Partner. However, should either party be acquired by a direct competitor of the other (as reasonably identified by the non-acquired party), the non-acquired party may terminate this agreement upon 60 days written notice. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns


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

any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      10.2 Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

      10.3 Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in a location mutually agreed upon by the parties in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

      10.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or electronic mail transmission, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address, facsimile number or electronic mail address as set forth below, or as subsequently modified by written notice.

Concur:                            Partner:

Concur Technologies, Inc.          RoweCom, Inc.
6222 185th Avenue Northeast        15 Southwest Park
Redmond, WA 98052                  Westwood, MA 02090
Tel: (425) 702-8808                (617) 497-5800
Fax: (425) 702-8828                (617) 497-6825
Attention: Legal Department        Attn: CFO

      10.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

      10.6 Entire Agreement. This Agreement is the product of both parties hereto, and constitutes the entire agreement among such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing among the parties hereto regarding such transactions are expressly canceled. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective permitted successors and assigns.

      10.7 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and


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

provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

      10.8 Independent Contractors. The relationship of the parties is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give one party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or
(iii) allow one party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Nothing in this Agreement shall prohibit either party, its agents or representatives from entering into the same or similar agreements with any other party.


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IN WITNESS WHEREOF, the parties have agreed to and executed this Agreement as of the date first set forth below.

PARTNER                            CONCUR TECHNOLOGIES, INC.

Signature:______________________   Signature:______________________

Name:___________________________   Name:___________________________

Title:__________________________   Title:__________________________

Date:___________________________   Date:___________________________


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